Exhibit 3.1

CERTIFICATE OF CONVERSION

PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion is being duly executed and filed by The Blackstone Group L.P., a Delaware limited partnership (the “Limited Partnership”), to convert the Limited Partnership to The Blackstone Group Inc., a Delaware corporation (the “Corporation”), under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) and the Delaware General Corporation Law (8 Del. C. § 101, et seq.).

1. The Limited Partnership was first formed on March 12, 2007 as a Delaware limited partnership.

2. The name and type of entity of the Limited Partnership immediately prior to filing this Certificate of Conversion is The Blackstone Group L.P., a Delaware limited partnership.

3. The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the Delaware General Corporation Law is The Blackstone Group Inc.

4. The conversion of the Limited Partnership to the Corporation shall be effective at 12:01 a.m. (Eastern Time) on July 1, 2019.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 28th day of June, 2019.

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Signature Page to Certificate of Conversion]